Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2008, relating to the financial statements and financial highlights which appears in the October 31, 2008 Annual Report to Shareholders of Credit Suisse Institutional Fund, Inc. - International Focus Portfolio and Credit Suisse Institutional Fund, Inc. - Asia Bond Portfolio (constituting the Credit Suisse Institutional Fund, Inc.), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading “Independent Registered Public Accounting Firm and Counsel” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 25, 2009